EXHIBIT 99.1

                          LEUCADIA NATIONAL CORPORATION
                              315 PARK AVENUE SOUTH
                            NEW YORK, NEW YORK 10010


PRESS RELEASE

                                                           December 24, 2002
FOR IMMEDIATE RELEASE
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Contact: Laura Ulbrandt  (212) 460-1900


                     LEUCADIA NATIONAL CORPORATION ANNOUNCES
               PRIVATE PLACEMENT OF $150 MILLION EQUITY INVESTMENT


NEW YORK, NEW YORK - Leucadia National Corporation (NYSE and PCX: LUK) announced today that it has completed a private placement of approximately $150 million of equity securities, based on a common share price of $35.25, to mutual fund clients of Franklin Mutual Advisers, LLC, including the funds comprising the Franklin Mutual Series Funds. As a result, an aggregate of 2,907,599 Leucadia common shares and newly authorized Series A Non-Voting Convertible Preferred Stock of Leucadia, convertible into 1,347,720 Leucadia common shares have been issued.

Shares of the Series A Non-Voting Convertible Preferred Stock automatically convert into Leucadia common shares upon the earlier of the receipt of regulatory approval by the purchasers, 90 days from the issuance of the shares, or certain other conditions.

Jefferies & Company, Inc. acted as financial advisor to Leucadia in connection with this investment.

Leucadia National Corporation is a holding company engaged in a variety of businesses, including banking and lending (principally through American Investment Bank, N.A.), manufacturing (through its Plastics Division), winery operations, real estate activities, development of a copper mine (through its 72.8% interest in MK Gold Company) and property and casualty insurance and reinsurance. The Company also currently has equity interests of more than 5% in the following domestic public companies: AmeriKing, Inc. (6.8%), Carmike Cinemas, Inc. (11.1%), GFSI Holdings, Inc. (6.9%), HomeFed Corporation (30.3%), Jackson Products, Inc. (8.8%), Jordan Industries, Inc. (10.1%) and WilTel Communications Group, Inc. (47.4%).